[On Chapman and Cutler LLP Letterhead]

August 6, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Innovator ETFs Trust Registration Statement on Form 8-A

Ladies and Gentlemen:

On behalf of the Innovator S&P 500 Buffer ETF – July, Innovator S&P 500 Power Buffer ETF – July and Innovator S&P 500 Ultra Buffer ETF – July (the “Funds”), each a series of the Innovator ETFs Trust (the “Trust”), we enclose herewith for filing pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, a Registration Statement of the Trust on Form 8-A covering the Fund’s common shares of beneficial interest $.01 par value per share (the “Shares”).

On August 3, 2018, on behalf of the Funds, the Trust filed with the Securities and Exchange Commission a Registration Statement on Form N-1A (Registration Nos. 333-146827 and 811-22135) to register the Shares under the Securities Act of 1933, as amended. This filing is made to amend the Registration Statement of the Trust on Form 8-A dated August 3, 2018 that stated that the Shares were to list on NYSE Arca, Inc.

The Shares are being listed on Cboe BZX Exchange, Inc. and, accordingly, a copy of each Fund’s preliminary prospectus which contains a description of the Shares has been transmitted for filing with Cboe BZX Exchange, Inc.

If you have any questions concerning this filing or require any additional information, please contact me at (312) 845-3273.

Very truly yours, Chapman and Cutler llp By /s/ Walter L. Draney Walter L. Draney

Enclosure

Securities and Exchange Commission
Washington, D.C.

Form 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Innovator ETFs Trust
(Exact name of registrant as specified in its charter)

Delaware	See Exhibit 1
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120 North Hale Street, Suite 200 Wheaton, Illinois	60187
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Shares of Beneficial Interest, $.01 par value per share, of Innovator S&P 500 Buffer ETF – July Innovator S&P 500 Power Buffer ETF – July Innovator S&P 500 Ultra Buffer ETF – July	Cboe BZX Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box.--[ X ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box.--[    ]

Securities Act registration statement file number to which this form relates: 333-146827

Securities to be registered pursuant to Section 12(g) of the Act:

None
Title of Each Class to be Registered

Information Required in Registration Statement

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereunder are common shares of beneficial interest, $.01 par value per share (the “Shares”), of the Innovator S&P 500 Buffer ETF – July, Innovator S&P 500 Power Buffer ETF – July and Innovator S&P 500 Ultra Buffer ETF – July (the “Funds”), each a series of the Innovator ETFs Trust (the “Registrant”). An application for listing of the Shares of the Funds has been filed with and approved by Cboe BZX Exchange, Inc. A description of the Shares is contained in each Fund’s prospectus, which is a part of the Registration Statement on Form N-1A (Registration Nos. 333-146827 and 811-22135), filed with the Securities and Exchange Commission on August 3, 2018. Such description is incorporated by reference herein.

Item 2.	Exhibits

Pursuant to the “Instruction as to Exhibits” of Form 8-A, no exhibits are filed herewith or incorporated by reference.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Innovator ETFs Trust By: /s/ H. Bruce Bond H. Bruce Bond President

August 6, 2018